Exhibit (g)(2)

                                 FIRST AMENDMENT
                                       TO
                                CUSTODY AGREEMENT

This instrument dated May 7, 2001 is a First Amendment to that certain Custody Agreement between PITCAIRN FUNDS, a business trust organized under the laws of the State of Delaware (the "Fund") and The Northern Trust Company (the "Custodian") dated as of July 31, 2000 (the "Custody Agreement").

WHEREAS, the parties desire to amend the Custody Agreement to incorporate the requirements of Rule 17f-7 under the Investment Company Act of 1940 (the "1940 Act").

NOW, THEREFORE, the parties agree that the Custody Agreement shall be amended as follows:

2.   The  following  definitions  shall  be added to  Section  1 of the  Custody
     Agreement:

          " `Eligible Securities Depository' shall have the same meaning as in Rule 17f-7 under the 1940 Act."

          " `Foreign Assets' means any investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Fund's transactions in those investments."

          " `Rule 17f-7' shall mean Rule 17f-7 under the 1940 Act."

3. The following shall replace the definition of "Sub-Custodian" under Section 1(n) of the Custody Agreement:

          " `Sub-Custodian' shall mean and include (i) any branch of the Custodian, and (ii) any `eligible foreign custodian,' as that term is defined in Rule 17f-5 under the 1940 Act, approved by the Fund or a Delegate of the Fund in the manner required by Rule 17f-5. For the avoidance of doubt, the term `Sub-Custodian' shall not include any Eligible Securities Depository."

4.   The following shall replace Sections 3, 3A and 4 of the Custody Agreement:

          "3. Appointment and Removal of Sub-Custodians.
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(a)  The   Custodian  may  appoint  one  or  more   Sub-Custodians   to  act  as
     sub-custodian or sub-custodians of Securities and moneys at any time held in any Portfolio, upon the terms and conditions specified in this Agreement. The Custodian shall oversee the maintenance by any Sub-Custodian of any Securities or moneys of any Portfolio.

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(b)  The Agreement  between the Custodian  and each  Sub-Custodian  described in clause (ii) of Section 1(n) and acting hereunder shall contain all provisions set forth in Rule 17f-5(c)(2)(i), and any other provisions necessary to comply with Rule 17f-5 under the 1940 Act.

(c) Prior to the Custodian's use of any Sub-Custodian described in clause (ii) of Paragraph 1(n), the Fund or a Delegate of the Fund must approve such Sub-Custodian in the manner required by Rule 17f-5 and provide the Custodian with satisfactory evidence of such approval.

(d) The Custodian shall promptly take such steps as may be required to remove any Sub-Custodian that has ceased to be an "eligible foreign custodian" or has otherwise ceased to meet the requirements under Rule 17f-5. If the Custodian intends to remove any Sub-Custodian previously approved by the Fund or a Delegate of the Fund pursuant to paragraph 3(c), and the Custodian proposes to replace such Sub-Custodian with a Sub-Custodian that has not yet been approved by the Fund or a Delegate of the Fund, it will so notify the Fund or a Delegate of the Fund and provide it with information reasonably necessary to determine such proposed Sub-Custodian's eligibility under Rule 17f-5, including a copy of the proposed agreement with such Sub-Custodian. The Fund shall at the meeting of the Board of Directors next following receipt of such notice and information, or a Delegate of the Fund shall promptly after receipt of such notice and information, determine whether to approve the proposed Sub-Custodian and will promptly thereafter give written notice of the approval or disapproval of the proposed action.

(e) The Custodian hereby represents to the Fund that in its opinion, after due inquiry, the established procedures to be followed by each Sub-Custodian in connection with the safekeeping of property of a Portfolio pursuant to this Agreement afford reasonable care for the safekeeping of such property based on the standards applicable in the relevant market.

3A.  Delegation of Foreign Custody Management.
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     (a)  The Fund hereby  delegates to the Custodian (who will be this Delegate
          referred  to  in  Section  3)  the   responsibilities   set  forth  in
          subparagraph (b) below of this Section 3A, in accordance with Rule 17f-5 with respect to all foreign custody arrangements for the Fund's existing and future investment portfolios, except that the Custodian shall not have such responsibility with respect to Eligible Securities Depositories or with respect to custody arrangements in the countries listed on Schedule I, attached hereto, as that Schedule may be amended from time to time by notice to the Fund.

(f) The Custodian may place and maintain the Fund's Foreign Assets in the care of a Sub-Custodian (a "Foreign Custodian"), provided that with respect to each arrangement with any Foreign Custodian (other than Sub-Custodians in the countries listed in Schedule I)

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     regarding the assets of any investment  portfolio of the Fund for which the
     Custodian has responsibility under this Section 3A:

          (i) the Custodian shall determine that the Fund's assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Foreign Custodian, after considering all factors relevant to the safekeeping of such assets including, without limitation, the factors set forth in Rule 17f-5(c)(l)(i)-(iv);

          (ii) The arrangement with the Foreign Custodian should be governed by a written contract that the Custodian has determined complies with the requirements of Rule 17f-5 and will provide reasonable care for the Fund's assets and will include all provisions set forth in Rule 17f-5(c)(2)(i);

          (iii) establish a system to monitor the appropriateness of maintaining the Fund's assets with such Foreign Custodian and performance of the contract governing the Fund's foreign custody arrangements;

          (iv) provide to the Fund's Board of Directors, at least annually, written reports notifying the Board of the placement of the Fund's assets with a particular Foreign Custodian and quarterly reports of any material changes to the Fund's foreign custodian arrangements; and

          (v) withdraw the Fund's assets from any Foreign Custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.

5.   Use of Sub-Custodians and Securities Depositories.
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     With  respect  to  property  of a  Portfolio  which  is  maintained  by the
     Custodian in the custody of a Sub-Custodian pursuant to Section 3:

(a) The Custodian will identify on its books as belonging to the particular Portfolio any property held by such Sub-Custodian.

(b) In the event that a Sub-Custodian permits any of the Securities placed in its care to be held in an Eligible Securities Depository, such Sub-Custodian will be required by its agreement with the Custodian to identify on its books such Securities as being held for the account of the Custodian as a custodian for its customers.

(c) Any Securities held by a Sub-Custodian will be subject only to the instructions of the Custodian or its agents; and any Securities held in an Eligible Securities Depository for the account of a Sub-Custodian will be subject only to the instructions of such Sub-Custodian.

(d) The Custodian will only deposit property of a Portfolio in an account with a Sub-Custodian which includes exclusively the assets held by the Custodian for its customers, and will cause such account to be designated by such Sub-Custodian as a special custody account for the exclusive benefit of customers of the Custodian.

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(e)  Before any Securities are placed in an Eligible Securities Depository,  the
     Custodian shall provide the Fund's Board of Directors or its investment adviser and subadvisers, as directed by the Board, with an analysis of the
     custody  risks  associated  with  maintaining   assets  with  the  Eligible
     Securities Depository.

(f) The Custodian or its agent shall monitor the custody risks associated with maintaining the Securities with an Eligible Securities Depository on a continuing basis and shall promptly notify the Fund's Board of Directors or its investment adviser or subadviser, as directed by the Board, of any material changes in said risks, and act promptly in accordance with instructions from the Fund to withdraw or otherwise dispose of the affected Foreign Assets."

6.   The following shall replace  Sections  16(b)(1) and 16(b)(2) of the Custody
     Agreement:

          "1. The Custodian will use reasonable care, prudence and diligence with respect to its obligations under this Agreement and the safekeeping of property of the Portfolios such as a person having responsibility for the safekeeping of the Fund's assets, including its Foreign Assets, would exercise. The Custodian shall be liable to, and shall indemnify and hold harmless the Fund from and against any loss which shall occur as the result of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence with respect to their respective obligations under this Agreement and the safekeeping of such property. The determination of whether the Custodian or Sub-Custodian has exercised reasonable care, prudence and diligence in connection with their obligations under this Agreement shall be made in light of prevailing standards applicable to professional custodians in the jurisdiction in which such custodial services are performed. In the event of any loss to the Fund by reason of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages and expenses, which damages, for purposes of property only, shall be determined based on the market value of the property which is the subject of the loss at the date of discovery of such loss and without reference to any special condition or circumstances.

          2. The Custodian will not be  responsible  for any act,  omission,  or
          default  of,  or  for  the  solvency   of,  any  Eligible   Securities
          Depository."

7.   The following shall replace Section 16(h):

          "(h) INDEMNIFICATION. The Fund agrees to indemnify and hold the Custodian harmless from all loss, cost, taxes, charges, assessments, claims, and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 and the 1940 Act and state or foreign securities laws) and expenses (including reasonable attorneys fees and disbursements) arising directly or indirectly

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          from any action taken or omitted by the  Custodian  (i) at the request or on the direction of or in reliance on the advice of the Fund or in reasonable reliance upon the Prospectus or (ii) upon an Instruction; provided, that the foregoing indemnity shall not apply to any loss, cost, tax, charge, assessment, claim, liability or expense to the
          extent  the  same  is   attributable   to  the   Custodian's   or  any
          Sub-Custodian's negligence, willful misconduct, bad faith or reckless disregard of duties and obligations under this Agreement or any other agreement relating to the custody of Fund property."

In all other respects the Custody Agreement shall remain in full force and effect as originally written.

IN WITNESS WHEREOF, the parties have executed this First Amendment, intending it to be effective as of the date written above.

PITCAIRN FUNDS


By: /s/ Averill R. Jarvis
    ---------------------

Name: Averill R. Jarvis

Title: Vice President

THE NORTHERN TRUST COMPANY


By: /s/ Scott A. Denning
    ---------------------

Name: Scott A. Denning

Title: Vice President